UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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NIKU CORPORATION

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Filed by Niku Corporation Pursuant to Rule 14a-12

Under the Securities Exchange Act of 1934

Commission File No.: 000-28797

This filing consists of Questions and Answers distributed to employees of Niku Corporation on June 13, 2005.

Computer Associates to Acquire Niku

Employee Questions and Answers

June 10, 2005

Safe Harbor for Forward-Looking Statements

Statements in this communication regarding the proposed Merger between Computer Associates and Niku, the expected timetable for completing the Merger, future financial and operating results, benefits and synergies of the Merger, future opportunities for the combined company and products and any other statements regarding Computer Associates’ or Niku’s future expectations, beliefs, goals or prospects constitute forward-looking statements made within the meaning of Section 21E of the Securities Exchange Act of 1934. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered forward-looking statements. A number of important factors could cause actual results or events to differ materially from those indicated by such forward-looking statements, including the ability to consummate the Merger; the ability of Computer Associates to successfully integrate Niku’s operations and employees, the ability to realize anticipated synergies; the emergence of new competitive initiatives resulting from rapid technological advances or changes in pricing in the market, business conditions and volatility and uncertainty in the markets that Computer Associates and Niku serve; and the other factors described in Annual Report on Form 10-K for Computer Associates’ most recently completed fiscal year and Computer Associates’ other filings with the SEC, and Niku’s Annual Report on Form 10-K for the year ended January 31, 2005 and Quarterly Report on Form 10-Q for the period ended April 30, 2005. These reports are available at www.sec.gov. Niku disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this release.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed Merger. Niku intends to file a proxy statement and other relevant documents concerning the Merger with the Securities and Exchange Commission (“SEC”), and the proxy statement will be mailed to the stockholders of Niku. NIKU STOCKHOLDERS ARE URGED TO READ NIKU’S PROXY STATEMENT AND OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders will be able to obtain the documents free of charge at the SEC’s web site, www.sec.gov, and Niku stockholders and investors may obtain free copies of the documents filed with the SEC by Niku by going to Niku’s Investor Relations page on its corporate website at www.niku.com. Such documents are not currently available.

Participants in Solicitation

Niku and its directors and executive officers, and Computer Associates and its directors and executive officers, may be deemed to be participants in the solicitation of proxies from the holders of Niku Common Stock in respect of the proposed Merger. Information about the directors and executive officers of Computer Associates is set forth in its proxy statement for the 2004 Annual Meeting of Stockholders, which was filed with the SEC on July 29, 2004. Information about the directors and executive officers of Niku is set forth in the proxy statement for Niku’s 2005 Annual Meeting of Stockholders, which was filed with the SEC on May 31, 2005. Investors may obtain additional information regarding the interest of such participants by reading the proxy statement regarding the acquisition when it becomes available. These documents will be available free of charge once available, at the SEC’s web site at www.sec.gov or by going to Niku’s Investor Relations page on its corporate website at www.niku.com.

General Questions:

Q.	What are Niku and CA announcing?

A.	We have announced that we have signed a definitive agreement for CA to acquire Niku in an all-cash transaction. The combined companies will provide customers with the broadest business services optimization solutions available on the market today.

Q.	What are the terms of the deal?

A.	CA will acquire Niku for $21 per share or approximately $350 million in cash on a fully diluted basis.

Q.	When do you expect the deal to close? What are the approvals that are required for the deal to close?

A.	This deal will need to be approved by Niku’s shareholders. The merger is also subject to review by antitrust authorities in the United States and in Germany. While regulatory approval timelines are not under our control, historical data relative to recent software acquisitions suggests that this deal could close in 3 months.

Q.	Why did Niku decide to work with Computer Associates on an acquisition?

A.	Niku and CA began working together as partners under a separate marketing agreement signed at the end of last year. Since then, 350 of CA’s sales resources have been trained on Niku’s Clarity product, and we have completed our first joint marketing efforts and closed our first joint deals. Customers have shown great interest in our combined solution, and we believe the partnership has been a success. The combination of Niku’s market-leading products with CA’s backbone and infrastructure will help further accelerate that success.

Q.	Does this acquisition affect any of Niku’s current product plans?

A.	Until we get regulatory and Niku stockholder approvals, we cannot complete the integration plan. However, CA’s interest in this acquisition is due to Niku’s strong technology solutions as well as the expertise of its people. We believe that as a combined company, we will be able to better meet our customers’ demands. In the meantime, the companies can continue their collaborative selling, marketing and development efforts under the reseller agreement (further discussed below).

Q.	When will Computer Associates begin to sell Niku’s products?

A.	CA and Niku will continue to operate in the ordinary course of business. This includes CA selling Niku products in accordance with and under the guidelines of the existing reseller agreement. Neither CA nor Niku will engage in any new joint activities or initiatives that would be outside the parameters of the reseller agreement. After the proposed merger has received regulatory and stockholder approvals, the sales and marketing strategy and organizational structure to support that strategy for Niku’s products will be announced.

Q:	How many of Niku’s senior management team will stay with CA?

A:	Niku’s CEO, Josh Pickus, will be joining CA as senior vice president of Business Services Optimization. We expect that many of his key team members will also join CA.

Employee Specific Questions

Q.	How does this announcement affect my job, salary and benefits for the period prior to closing?

A.	The announcement will not have an impact on your job in the near term. We expect that you will continue to perform in the same role, at the same rate of pay and with your current benefits until the closing of the transaction.

Q.	Will my job be impacted after the acquisition closes?

A.	One of the major reasons CA is interested in Niku is because of its team of talented people. Therefore, it is anticipated that the vast majority of Niku’s approximately 290 employees will remain with CA. In particular, CA has expressed a very strong interest in retaining our development, services, support, sales and marketing teams.

Q:	Will I receive severance if my job is eliminated?

A.	Severance is in the process of being evaluated. Additional details will be provided before the transaction closes. At a minimum, we expect any employees who do not have a role in the combined entity to be paid through October 31.

Q:	Will Niku employees move into CA’s offices?

A:	Niku will continue to follow through in its plans to move into a new facility in Redwood City, Calif. at the end of this month. The Petaluma office will also remain open. There will be no short-term changes in this area. Over time, where there are CA offices and Niku offices in the same city, we will do what makes the most sense for the combined company while paying attention to employee needs.

Q.	Will there be a freeze on travel or other activities as a result of this announcement?

A.	No, it will be business as usual at Niku until the transaction is completed. All operations will continue as before.

Q.	Will my title or reporting structure change?

A.	Titles and reporting structures will remain the same through the close of the transaction. Following the close, titles may be conformed to CA standards, and reporting structures will be reviewed as part of the overall integration plans. The plan for the immediate post-integration period is for Niku to run as a stand-alone entity within CA with the same management structure.

Q.	Will my pay change when the transaction closes? What about the PCP?

A.	Compensation plans, including sales and services incentive comp plans and the PCP, are expected to be kept in place through the end of Niku’s fiscal year, January 2006. After the closing, there may be some adjustments to PCP metrics to reflect the combined company’s operations. We do not have details on this yet, but it will be done equitably. Also after the closing, the Human Resources departments at both companies will work on a plan to integrate salary and benefit plans.

Q.	How does this impact reviews?

A.	Reviews scheduled for Niku’s Q2 and Q3 are expected to proceed as planned. Following that, reviews will be blended in with CA’s review process. CA conducts corporate-wide career planning once a year during which compensation adjustments are made (equity may be part of this).

Q.	Will my benefits change when the transaction closes?

A.	Your benefits will stay the same through the close of the transaction. After the transaction is completed, you will be transitioned to CA’s benefits plan, which is extremely competitive and comprehensive.

CA has a generous benefits plan, which includes medical, dental, vision and prescription plans; basic life and AD&D insurance; supplemental life insurance; voluntary AD&D insurance; short- and long-term disability; a flexible spending account plan; and much more. In addition, CA offers a savings plan, a 401(k) plan with a matching program, an Employee Stock Purchase Plan, a tuition reimbursement program, and a charitable matching gifts program.

Q.	What will happen to my stock options to purchase Niku common stock?

A.	Niku options that are vested can be exercised before the closing and exchanged for Niku common stock in accordance with their terms. Under Niku’s stock option plan, 25% of the unvested options held by each Niku employee will automatically accelerate and vest upon closing of this transaction. If you own these accelerating options, you will be given a choice to receive at the closing either the cash value of these options (essentially the difference between the exercise price and the $21 purchase price per share) or the equivalent value in CA options. Additional information about your choice with regard to accelerating options, including the procedures for making your personal election known to us, will be sent to you soon. Niku options that are unvested, as well as vested Niku options that remain unexercised at the closing time, will be converted into an equivalent value in options for CA stock.

Q.	What will happen to Niku’s vesting schedules?

A.	Except as described above and keeping in mind that Niku options which remain outstanding at the time of closing will be converted into CA options, the terms and conditions that applied to Niku options prior to the transaction, including the vesting schedule, will continue to apply to your CA options after the transaction.

Q.	How and when can I exercise my options? Will there be any blackout dates?

Unless there is a blackout restriction, you can exercise vested Niku options before the closing and receive Niku shares, which will automatically become a right to receive the per share merger consideration in cash ($21 per share) at the time of the closing. Unexercised Niku options will convert to CA options at closing (as outlined above), and you will be able to exercise those options as they vest after the closing and receive CA shares in accordance with their terms.

In order to efficiently and accurately complete the conversion process, Niku will likely impose a blackout for a reasonable period of time prior to and following the closing date. Niku and CA will do their best to complete the conversion and end the blackout period as soon as reasonably practicable following the closing. Niku and the integration team intend to provide more detailed communications in advance of any blackouts.

Q.	How will Niku employees be kept informed of the integration plans?

A.	Departmental updates will be provided on an ongoing basis.

Q.	Who do I contact with any questions about the acquisition?

A.	Please refer your questions to your current manager or any Niku executive.

Questions on Computer Associates:

Q.	What does Computer Associates specialize in?

A.	Computer Associates is a publicly traded software company with approximately 15,000 employees headquartered in Islandia, New York. It is a global company with operations in more than 50 countries. Computer Associates had $3.5B in revenue for fiscal year 2005 with a market cap of $16B.

Computer Associates is a leading worldwide provider of solutions and services for the management of IT infrastructure, business information and application development. Computer Associates’ solutions address an extensive range of management challenges across the full range of heterogeneous distributed and mainframe platforms found in today’s enterprise environments.

Q.	Is Computer Associates public?

A.	Yes. It is listed on the New York Stock Exchange under the symbol CA.

Q.	When was Computer Associates founded?

A.	Computer Associates was founded in 1976.

Q.	Who does Computer Associates compete with?

A.	Computer Associates today competes with a broad range of major enterprise software vendors including IBM, HP, Oracle and Symantec.

Q.	How many customers does Computer Associates have and who are some of their key clients?

A.	CA counts 98% of the Fortune 1000 and many other major accounts across the globe as customers.

Q.	Do Niku and Computer Associates have any joint customers today?

A.	Yes, we do have some joint customers today.

Q.	How will the combination of Niku and Computer Associates enhance the combined company’s market position?

A.	We believe there are a number of important synergies between Computer Associates and Niku. We expect the combination of our two companies would carry forward our commitment to solve customers’ greatest enterprise management challenges. In addition, CA would bring significant sales and marketing reach to Niku to drive more rapid penetration into the market.

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